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Exhibit 10.14

MICHAEL N. CHANG
EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") dated as of June 17, 2005, is between OPTIMER PHARMACEUTICALS, INC., a Delaware corporation ("Company"), and MICHAEL N. CHANG ("Executive"). Together, Executive and Company are the "parties" and each is a "party" hereto.

        WHEREAS, the Company and the Executive previously entered into an employment agreement dated March 1, 2001 (the "Prior Agreement").

        WHEREAS, THE Company wishes for Executive to continue in his role as Chief Executive Officer and President of the Company.

        NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.    EFFECTIVENESS OF AGREEMENT

        1.1    General.    This Agreement shall become effective as of the date hereof and shall replace, void, and supersede any section of the Prior Agreement that conflicts with this Agreement.

2.    EMPLOYMENT AND DUTIES

        2.1    General.    The Company hereby employs the Executive, and the Executive agrees to serve, as President and Chief Executive Officer of the Company, upon the terms and conditions herein contained. In such capacity, Executive shall report directly to the Board of Directors of the Company ("Board"). The Executive shall perform such other duties and services for the Company as may be reasonably designated from time to time by the Company and as are consistent with Executive's title. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Company.

        2.2    Exclusive Services.    Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full working time throughout the Employment Term (as defined below) to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Executive may participate in charitable and philanthropic activities so long as they don't interfere with his duties hereunder. However, the foregoing shall not prevent Executive from providing services as a member of the Board of Directors of another third party or parties nor consulting services to Pharmanex, provided that the total of all such services to such entities cumulatively shall not exceed four days per month.

        2.3    Term of Employment.    The Executive's employment under this Agreement (the "Employment Term") shall commence as of the effective date hereof and shall terminate on the earlier of (a) the forth year anniversary of the date hereof, or (b) the termination of the Executive's employment pursuant to this Agreement. Executive may terminate his employment with the Company at any time and for any reason upon thirty (30) days' prior written notice to the Company.

        2.4    Reimbursement of Expenses.    The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, such reimbursement to be in accordance with the Company's policies and procedures.

3.    SALARY

        3.1    Base Salary.    From the date hereof, the Executive shall receive a base salary ("Base Salary") at a rate of $271,695.35 per annum, payable twice monthly in arrears in equal installments in accordance with the Company's payroll practices.

        3.2    Annual Review.    The Executive's Base Salary shall be reviewed for potential increase by Company, based upon the Executive's performance, not less often than annually. Any positive adjustments in Base Salary effected as a result of such review shall be made by Company in its sole discretion.

4.    LONG-TERM INCENTIVE COMPENSATION

        The Company will provide the Executive with the following long-term incentive compensation arrangement.

        4.1    Subject to the approval of the Board, the Executive will be granted a stock option to purchase up to 570,744 shares o the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant (the "Option"). Subject to Section 4.2 below, 25% of the shares subject to the Option shall vest 12 months after the date of Executive's vesting begins and the remaining shares shall vest monthly over the following 36 months in equal monthly amounts subject to Executive continuing eligibility.

        4.2    Notwithstanding the foregoing, upon (i) the occurrence of a change of control (the "Change of Control Transaction") of the Company (defined as the Company's being merged with or into or combined with a third party such that the security holders of the Company prior to such transaction do not hold at least 50% of the securities of the resulting entity after such transaction by virtue of such transaction), and (ii) within twelve (12) months thereafter Executive's employment is terminated by the Company (or its successor in interest), then all unvested shares subject to the Option shall immediately vest and be exercisable (and, in the case of shares already purchased with the Company maintaining a right of repurchase, the Company shall cease to have the right to repurchase any such unvested shares); provided that the Executive is employed by the Company on such transaction date.

5.    EMPLOYEE BENEFITS

        The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance, or vacation and paid holidays) that shall be established or adopted by the Company for, or made available to, the Company's senior executives. In addition, the Company shall furnish the Executive with the following benefits during his employment under this Agreement:

  (a)
  In connection with the Prior Agreement, Executive received a relocation and housing assistance loan (the "Loan") in the principal amount of $300,000. 25% of the Loan shall be forgiven each year after the date hereof, such that the Loan shall be fully forgiven on the four year anniversary of the date hereof, subject to the Executive being an employee of the Company on such anniversary dates. Notwithstanding the foregoing, subject to the Executive being an employee of the Company immediately prior to a Change of Control Transaction, the Loan shall be forgiven immediately prior to the close of a Change of Control Transaction.

  (b)
  Four (4) weeks vacation per annum.

6.    TERMINATION OF EMPLOYMENT

6.1    Termination Without Cause.

        6.1.1    Severance.    Subject to the provisions of Sections 6.1.3 and 6.1.4, if, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company without Cause (as defined below), the Company shall continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination) for twelve (12) months (such period being referred to hereinafter as the "Severance Period"), at such intervals as the same would have been paid had the Executive remained in the active service of the Company. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as provided in this Agreement.

        6.1.2    Accelerated Vesting.    To the extent that any of the shares would have vested at the end of the twelve months after Executive is terminated under Section 4 of this Agreement but for the termination of the Executive without Cause, all such shares which would have vested within the twelve months had Executive remained employed shall vest at the Company's declared termination date, and Executive shall have ninety (90) days from the Company's declared termination date to exercise the Option. The Company shall notify Executive within ten days after the necessary calculations under Section 4 have been completed (which calculations shall be made no later than thirty (30) days after the termination date in question) as to whether any of the shares have vested. This provision shall survive termination of the Agreement.

        6.1.3    Conditions Applicable to the Severance Period.    (a) If, during the Severance Period, the Executive breaches any of his obligations under Section 8, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 6.1.1. (b) If, during the Severance Period, the Executive obtains other employment, then the Base Salary payments due shall be reduced by an amount equivalent (dollar for dollar) to what Executive receives from such other employment. Executive shall promptly notify Company of such employment and other payments.

        6.1.4    Death During Severance Period.    In the event of the Executive's death during the Severance Period, payments of Base Salary under Section 6.1.1 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

        6.1.5    Date of Termination.    The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive as the last day of the Executive's employment.

        6.1.6    Constructive Termination.    The term "Constructive Termination" means:

  (a)
  the continued assignment to Executive of any duties or the continued material reduction in Executive's duties, either of which is materially inconsistent with Executive's position with the Company, for thirty (30) calendar days after Executive's delivery of written notice to the Company objecting to such assignment or reduction; or

  (b)
  the relocation of the principal place for the rendering of Executive's services hereunder to a location more than thirty (30) miles from the Company's business offices in the San Diego Area; or

  (c)
  a material reduction in compensation and benefits under this Agreement, which remains in effect for thirty (30) calendar days after Executive delivers written notice to the Company of such material reduction which reduction is not applicable to all Company's senior executive employees.

        None of the foregoing will constitute a Constructive Termination to the extent mutually agreed upon in advance of the occurrence thereof by the Executive and the Company. A Constructive Termination will be treated as a termination of the Executive by the Company without Cause for all purposes within this Agreement.

6.2    Termination for Cause: Resignation.

        6.2.1    General.    If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as provided in this Agreement.

        6.2.2    Date of Termination.    The date of termination for Cause shall be the date specified in a written notice of termination to the Executive as the last day of the Executive's employment. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company as the last day of the Executive's employment, which shall be no more than three months and no less than thirty (30) days in advance, or if no date is specified therein, receipt by the Company of written notice of resignation from the Executive.

        6.3    Cause.    Termination for "Cause" shall mean termination of the Executive's employment because of:

  (a)
  any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement or his failure to discharge the duties lawfully assigned to him by the Board;

  (b)
  the willful and continued failure or refusal of the Executive to substantially perform the duties required of him in his position with the Company, which failure is not cured within twenty (20) days following written notice of such failure;

  (c)
  any willful violation by the Executive of any material law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates, or the Executive's conviction of, or a plea of nolo contendere to, a felony, or any act by the Executive of common law fraud or its equivalent, or any Executive violation of a Company policy applicable to all employees which is materially detrimental to the Company, all as determined by a disinterested majority of the Board of Directors; or

  (d)
  any other misconduct by the Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.

7.    DEATH OR DISABILITY

        In the event of termination of employment by reason of death or Disability (as hereinafter defined), the Executive (or his estate, as applicable) shall be entitled to Base Salary through the date of termination. Other benefits shall be determined in accordance with the terms of the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. In addition, the Executive (or his estate or the person or persons to whom the Options may have been transferred by will or by the laws of descent and distribution, as applicable) may, but only within twelve months after Executive ceases to be an employee, exercise Executive's Options to the extent Executive was entitled to exercise such Options on the date of his death or on the date he is terminated by the Company by reason of Disability. To the extent that the Executive was not otherwise entitled to exercise the Options on such date, or if he (or his estate or the person or persons to whom the Options may have been transferred by will or by the laws of descent and distribution, as applicable) fails to exercise the Options within the time specified in the preceding sentence, such Options will terminate. For purposes of this Agreement, "Disability" means a physical or mental disability or infirmity of the Executive, as determined by a physician of recognized standing selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of his duties as an employee of the Company for any continuous period of 180 days, or for 180 days during any one 12-month period.

8.    CONFIDENTIALITY AND NONSOLICITATION

        8.1    Key-Employee Covenants.    The Executive agrees to perform his obligations and duties and to be bound by the terms of the Key-Employee Covenants attached hereto as Appendix A which are incorporated by reference and which shall be in force unless otherwise expressly modified by this Agreement.

        8.2    Certain Remedies.    Without intending to limit the remedies available to the Company, the Executive agrees that a breach of any of the covenants contained in the Key-Employee Covenants will result in material and irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the Key-Employee Covenants or such other relief as may be required specifically to enforce any of the covenants in the Key-Employee Covenants. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any arbitration proceeding.

9.    ARBITRATION

        Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration pursuant to the rules of the American Arbitration Association in San Diego before one arbitrator of exemplary qualifications and stature with experience in such similar disputes. The parties shall choose an independent arbitrator meeting such qualifications within thirty (30) business days after demand for arbitration is made; if they cannot so agree, then an arbitrator meeting such qualifications shall be selected by the American Arbitration Association in accordance with its then current commercial. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. No discovery shall be permitted in arbitration, other than an exchange of documents, and the number of hearing days shall be limited to five (5) in total, all consecutive. The party that prevails in any arbitration hereunder shall be reimbursed by the other party hereto for its reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration, and such other party shall bear all expenses of the arbitrator. The arbitration award shall specify the factual and legal basis for the award and issue a written decision for same.

10.    MISCELLANEOUS

        10.1    Communications.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the party at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

  (a)
  if to the Company:

    c/o Optimer, Inc.
    10130 Sorrento Valley Rd.,
    Suite C
    San Diego, CA 92121

  (b)
  if to the Executive:

    [address]

        10.2    Waiver of Breach: Severability.    (a) The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver or any subsequent breach by either party.

  (b)
  The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the un-enforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

        10.3    Assignment; Successors.    No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company; provided, however that the Company may not assign this Agreement without Executive's consent.

        10.4    Entire Agreement.    This Agreement and the Appendices attached hereto, (collectively the "Agreement") which are incorporated herein by this reference, contain the entire agreement of the parties with respect to the subject matter hereof, and on and after the Effective Time, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.

        10.5    Withholding.    The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

        10.6    Governing Law.    This Agreement shall be governed by, and construed with, the law of the State of California.

        10.7    Headings.    The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

        10.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, has agreed and accepted terms hereof, and the Executive has hereunto set his hand, as of the day and year first above written.

Optimer Pharmaceuticals, Inc.
By:	/s/ Name: Title:

Agreed and accepted as to its duties pursuant to this Agreement:

By:	/s/ Michael N. Chang Michael N. Chang

APPENDIX A

KEY-EMPLOYEE COVENANTS

        Optimer Pharmaceuticals, Inc. (the "Company") operates in a highly competitive industry competing for product market share as well as recruitment and retention of key talent. The success of the Company depends on maintaining a competitive edge in this industry through the introduction of innovative products and attracting and retaining talents. Accordingly, as a condition of and in consideration of employment or continued employment with the Company pursuant to the Agreement to which this Appendix A is attached, the parties to such Agreement acknowledge and agree as follows (for purposes hereof, "Employee" shall be the "Executive" identified in the Agreement):

1.
Confidential Information:    The Employee acknowledges that during the term of employment with the Company he or she may develop, learn and be exposed to information about the Company and its business, including but not limited to formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists, and other trade secrets which information is secret, confidential and vital to the continued success of the Company ("Confidential Information"). The term "Confidential shall not include, and the obligations set forth in this Section shall not apply to, any information that (a) is publicly available, (b) becomes publicly available without breach of this Agreement by the Employee, (c) the Employee already possess without obligation of confidentiality, (d) the Employee develops independently, or (e) the Employee rightfully receives without obligation of confidentiality from a third party. The Employee agrees that he or she will not, without the express written consent of the Company or except as required by law or court order disclose, copy, retain, remove from the Company's premises or make any use of such Confidential Information except as may be required in the course of his employment with the Company.

2.
Conflict of Interest:    During employment with the Company, the Employee shall not engage in any transaction which involves a conflict of interest with the Company without the Company's consent. The Employee must discharge his responsibility solely on the basis of what is in the best interest of the Company and independent of personal considerations or relationships. Although it is difficult to identify every activity that might give rise to a conflict of interest, and not by way of making an all inclusive list, some of the more common circumstances and practices that might result in such conflicts are set forth below. Should the Employee have any questions regarding this matter, the Employee should consult with and receive written permission from the Company's Board of Directors.

a.
While employed by the Company, the Employee shall maintain impartial business relationships with vendors, suppliers and distributors.

b.
While employed by the Company, the Employee shall not have a direct or indirect ownership interest in vendors of the Company nor any company doing or seeking to do business with the Company unless such ownership interest is owned by the Employee at the time his employment with the Company commences or unless such ownership is in the form of (a) securities in a company with publicly traded securities (provided that the securities held by the Employee represent less than 1% of the total outstanding securities of the company) or (b) and interest in investment vehicles, limited partnerships, hedge funds or stock funds where the Employee is a passive investor.

c.
While employed by the Company, unless approved by the Company in writing, the Employee shall not have a direct or indirect ownership in any company which competes with the Company in any product category, unless such ownership interest is owned by the Employee at the time his employment with the Company commences or unless (a) such company's securities are publicly traded and the Employee's ownership interest is less than 1% of the total outstanding securities of such company, or (b) except for any ownership interest held as of the date of this Agreement, or (c) such company's securities are held by an investment vehicle, limited partnership, hedge fund or stock fund where the Employee is a passive investor in such funds.

  d.
  While employed by the Company, the Employee shall not perform services of any kind for any entity doing or seeking to do business with the Company. As to employment with or service to another company while employed by the Company, the Employee shall not allow any such activity to detract from his job performance, use the Company's time, resources, or personnel, or require such long hours to affect his physical or mental effectiveness.

  e.
  The Employee shall disclose to the Board of Directors of the Company any and all areas posing a potential or actual conflict of interests. Said disclosure shall be made as promptly as possible after such conflict arises.

3.
Work Product:    The Company shall have the sole proprietary interest in the work product of the Employee during his employment with the Company ("Work Product"), and the Employee expressly assigns to the Company or its designee all rights, title and interest in and to all copyrights, patents, trade secrets, improvements, inventions, sketches, models and all documents related thereto, manufacturing processes and innovations, special calibration techniques, software, service code, systems designs and any other Work Product developed by the Employee, either solely or jointly with others, where said Work Product relates to any business activity or research and development activity in which the Company is involved or plans to be involved at the time of or prior to the Employee's creating such Work Product or if such Work Product is developed with the use of the Company's time, material, or facilities; and the Employee further agrees to disclose any and all such Work Product to the Company without delay. This provision shall relate to Work Product created prior to the date of the Employee's execution of this Agreement as well as Work Product developed after execution of the Agreement.

4.
Ethical Standards:    The Employee agrees to maintain the highest business ethical and legal standards in his conduct, to be scrupulously honest and straight-forward in all of his business dealings and to use his best efforts to avoid all situations which might project the appearance of being unethical from a business standpoint or illegal.

5.
Product Resale:    As an employee of the Company, the Employee may receive Company products and materials either at no charge or at discount as specified from time to time by the Company in its sole discretion. Employee agrees that the products received from the Company are strictly limited to the Employee's personal use and that of the Employee's immediate family and may not be resold, given or disposed of to any other person or entity in a manner inconsistent with the personal use herein described.

6.
Gratuities:    The Employee shall neither seek nor retain gifts, gratuities, entertainment or other forms of compensation, benefit, or persuasion from suppliers, distributors, vendors or their representatives without the consent of the Company's Board of Directors with the exception of meals provided in the ordinary course of business on an infrequent basis.

7.
Non-Solicitation:    The Employee shall not in any way, directly or indirectly, at any time during employment or within two (2) years after either a voluntary or involuntary employment termination: (a) solicit, divert, or take away the Company's distributors or resellers: (b) solicit in any manner the Company's employees for employment with a third party or encourage any such employee or refer any such employee (by identifying such employee or otherwise) to a third party for employment purposes, or (c) assist any other person in any manner or persons in an attempt to do any of the foregoing.

8.
Acknowledgment:    The Employee acknowledges that his position and work activities with the Company are "key" and vital to the on-going success of the Company's operation in each product category and in each geographic location in which the Company operates. In addition, the Employee acknowledges that his employment or involvement with any other multi-level marketing company would create the impression that the Employee has left the Company for a "better opportunity," which could damage the Company by this perception in the minds of the Company's employees or independent distributors. Therefore, the Employee acknowledges that his confidentiality and non-solicitation covenants hereunder are fair and reasonable and should be construed to apply to the fullest extent possible by applicable laws. The Employee has carefully read the Agreement, has consulted with independent legal counsel to the extent the Employee deems appropriate, and has given careful consideration to the restraints imposed by the Agreement. The Employee acknowledges that the terms of the Agreement are enforceable of the manner in which the Employee's employment is terminated, whether voluntary or involuntary.

THESE COVENANTS HAVE BEEN READ, UNDERSTOOD AND FREELY ACCEPTED BY:

/s/ MICHAEL N. CHANG

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  Exhibit 10.14
APPENDIX A KEY-EMPLOYEE COVENANTS